Exhibit 99.2

Jay Nadler
c/o Information Holdings Inc.

2777 Summer Street, Suite 602
Stamford, Connecticut 06905
Information Holdings Inc. (IHI)
November 29, 2004

Continuation Sheet

Form 4

Statement of Changes in Beneficial Ownership

Explanation of Responses:

Pursuant to the Agreement, upon consummation of the merger, these options were cancelled in exchange for a cash payment equal to $242,400, representing the difference between the exercise price of the option and the merger consideration of $28.00 per share.